Exhibit 99.1

SUPPLEMENTAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

Recent Legislation

On December 22, 2017, President Trump signed into law P.L. 115-97, informally titled the Tax Cuts and Jobs Act (the “Tax Act”). The Tax Act makes major changes to the Internal Revenue Code of 1986, as amended (the “Code”), including a number of provisions of the Code that affect the taxation of REITs and their stockholders.

Certain provisions of the Tax Act that may impact us and our stockholders include:

•	temporarily reducing individual U.S. federal income tax rates on ordinary income; the highest individual U.S. federal income tax rate will be reduced from 39.6% to 37% (through taxable years ending in 2025);
•	reducing the maximum corporate income tax rate from 35% to 21%;
•	permitting a deduction for certain pass-through business income, including dividends received from REITs that are not designated as capital gain dividends or qualified dividend income, which generally will allow individuals, trusts, and estates to deduct up to 20% of such amounts, resulting in an effective maximum U.S. federal income tax rate of 29.6% on such dividends (through taxable years ending in 2025);
•	reducing the highest rate of withholding with respect to distributions to non-U.S. stockholders that are treated as attributable to gains from the sale or exchange of U.S. real property interests from 35% to 21%;
•	limiting the deduction for net operating losses to 80% of taxable income (prior to the application of the dividends paid deduction);
•	amending the limitation on the deduction of net interest expense for all businesses, other than certain electing businesses, including real estate businesses (which could adversely affect any taxable REIT subsidiary that we own or form);
•	requiring an accrual method taxpayer to recognize income under the “all-events test” no later than the taxable year in which such income is taken into account as income on an “applicable financial statement”; and
•	eliminating the corporate alternative minimum tax.

The individual and collective impact of these provisions and other provisions of the Tax Act on REITs and their stockholders is uncertain, and may not become evident for some period of time.

Prospective investors should consult their tax advisors regarding the implications of the Tax Act on their prospective investment in our common stock.